EXHIBIT 21.1

Subsidiaries of General Enterprise Ventures Inc.

Jurisdiction Of Incorporation

Mighty Fire Breaker, LLC	Ohio, U.S.A.
GEVI Insurance Holdings Inc.	Ohio, U.S.A.
MFB Insurance Company, Inc.	Hawaii, U.S.A.